Execution Copy

AGREEMENT entered into this 22nd day of September, 2008 by and between Paul Royalty Fund, L.P. (the "Seller") and Forticell Bioscience, Inc. (the "Company").

WHEREAS, in order to simplify the Company's capital structure and thereby facilitate its ability to obtain additional funding for continued operations of the Company, the Company desires to purchase and redeem the Securities (as defined below) from Seller,

WHEREAS, Seller desires to sell the Securities to the Company;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell to the Company, and the Company shall purchase and redeem from Seller, all of the equity securities of the Company owned by Seller which consists of the following (collectively, the "Securities"):

(a)	500 shares of the Company's Series A-1 Convertible Preferred Stock;

(b)	500 shares of the Company's Series A-2 Convertible Preferred Stock;

(c)	21,434 shares of the Company's Common Stock; and

(d)	The Company's Series E Warrant No. 20 entitling the Seller to purchase 556 shares of the Company's Common Stock.

The purchase price for the Securities will be payable by the Company on a deferred basis as described in and in accordance with Section 4 hereof.

2. Subject to the terms and conditions of this Agreement and as a condition to Seller's obligation to sell the Securities and to the Company's obligation to purchase the Securities, at the Closing (a) Seller shall also execute and deliver to the Company a general release and non-disparagement agreement in the form attached to this Agreement as Exhibit A (the "Seller/Forticell Release") and (b) the Company shall execute and deliver to Seller a general release and non-disparagement agreement in the form attached as Exhibit B (the "Forticell/Seller Release"). The Seller/Forticell Release and the Forticell/Seller Release, are hereinafter collectively referred to as the "Releases".

3. The closing of the transactions set forth in this Agreement (the "Closing"), including execution and delivery of the Releases, is taking place simultaneously with the execution and delivery of this Agreement. The time and date on which the Closing actually occurs is herein referred to as the "Closing Date."

4. (a) In addition to the exchange of releases occurring at the Closing, if and only if the FDA has granted approval hereafter to Forticell (or any successor, assignee or affiliate of Forticell) for the marketing and commercial sale of Forticell's cryo-preserved Orcel product (the "FDA Approval") on or before the second anniversary of the Closing Date, the Company shall pay to Seller an amount (the "Deferred Purchase Price") equal to (a) $5 million (reduced by the amount of any reimbursement payment made by the Company to the Seller pursuant to Section 8 hereof) if the FDA Approval has occurred on or before the first anniversary of the Closing Date, or (b) $2 million (reduced by the amount of any reimbursement payment made by the Company to the Seller pursuant to Section 8 hereof) if the FDA Approval has occurred after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date. In the event the FDA Approval has not occurred on or before the second anniversary of the Closing Date, thereafter the Company will have no Deferred Purchase Price payment obligation hereunder. The Company shall not retire the Securities while it has an outstanding Deferred Purchase Price payment obligation hereunder. The Company will cause any subsequent transferee of the Securities to assume the obligations of the Company to pay the Deferred Purchase Price. The obligation of the Company to pay the Deferred Purchase Price shall survive and remain the obligation of the Company regardless of any subsequent sale or transfer of the Securities by the Company to a third party.

(b) To secure payment and performance of the Company's obligations hereunder, including payment of the Deferred Purchase Price pursuant to Section 4(a) hereof, the Company is granting a security interest to the Seller in its Intellectual Property, except that with respect to patents, patent registrations and patent applications, the security interest is limited to U.S. patents and patent registrations (the "Patents") and U.S. Patent applications listed in Exhibit "C", by executing and delivering (i) a patent security agreement in the form attached as Exhibit "D" (the "Patent Security Agreement") and (ii) a security agreement in the form attached as Exhibit "E" (the "Security Agreement"). The Patent Security Agreement and Security Agreement are hereinafter collectively referred to as the "Security Documents". As used herein, the term "Intellectual Property" shall mean, relating to cryo-preserved and fresh Orcel products, all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent rights, patent applications and invention disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, all registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith, and copyrights and all applications and registrations for any of the foregoing, and all Confidential Information. As used herein, "Confidential Information" shall mean, relating to cryo-preserved and fresh Orcel products, know-how, trade secrets, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material. Notwithstanding the foregoing definition, Confidential Information shall not include information already in the public domain at the time such information is disclosed.

5. The Company represents and warrants that (a) it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly executed by it and constitutes its valid and legally binding obligation enforceable in accordance with this Agreement's terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors rights in general and by general principles of equity; (c) the execution, delivery and performance of this Agreement will not violate any provision of, or result in the acceleration of any material obligation under, any mortgage, lien, lease, agreement, instrument, order , arbitration award, judgment or decree to which it is a party or by which it is bound in a manner which would prevent it from consummating the transactions contemplated hereby; and (d) it is the owner, free and clear of all liens or security interests therein, of the Intellectual Property. Schedule 5 hereto sets forth a complete and accurate list of all the Company's (i) U.S. Patents and U.S. Patent applications and (ii) registrations and applications for registration with the U.S. Trademark Office of trade names, trademarks and copyrights and all material unregistered trademarks and copyrights, if any, relating to the development, manufacture, commercialization, marketing or other use of cryo-preserved and fresh Orcel products.

6. Seller represents and warrants that (a) it is the owner of the Securities free and clear of any liens thereon or security interests therein; (b) it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly and validly executed by it and constitutes its valid and legally binding obligation enforceable in accordance with this Agreement's terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors rights in general and by general principles of equity; and (d) the execution, delivery and performance of this Agreement will not violate any provision of, or result in the acceleration of any material obligation under, any mortgage, lien, lease, agreement, instrument, order , arbitration award, judgment or decree to which it is a party or by which it is bound in a manner which would prevent it from consummating the transactions contemplated hereby.

7. Seller expressly disclaims any representations and warranties of any kind or nature, express or implied, as to the Securities (except as set forth in Section 6(a)), the Company or its subsidiaries or affiliates or any of their respective assets, liabilities, operations or prospects. The Company acknowledges that no such representations and warranties have been made by Seller and the Company is relying solely on its own knowledge of its own affairs before acquiring the Securities.

8. Each of the parties hereto shall pay without right of reimbursement from any other party all the costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, including without limitation the fees and expenses of its counsel, financial advisors and accountants, except that the Company shall reimburse the Seller for $10,000 of such fees and expenses of counsel to Seller upon the earlier to occur of (a) the sixtieth day following the Closing Date and (b) the day the Company has received, in one or more financings completed after the Closing, in the aggregate, $100,000 or more of additional capital in any form.

9. Except for the Releases and the Security Documents, this Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.

10. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

Address of Seller

Paul Royalty Fund, L.P.
c/o Paul Capital Advisors, L.L.C.
Two Grand Central Tower
140 East 45th Street, 44th Floor
New York, New York 10017
Attention: Lionel Leventhal
Telephone: (646) 264-1106
Facsimile: (646) 264-1101

with a copy to

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10012
Attention: Morton E. Grosz and A. Robert Colby
Telephone: (212) 408-5592
Facsimile: (212) 541-5369

Address of the Company

3960 Broadway
New York, New York 10032
Attention: Alan W. Schoenbart
Telephone: (646) 218-1885
Facsimile: (212) 740-2570

with a copy to

Feder Kaszovitz Isaacson Weber Skala Bass & Rhine LLP
750 Lexington Avenue
New York, New York 10022
Attention: Gabriel Kaszovitz, Esq.
Telephone: (212) 888-8200
Facsimile: (212) 888-7776

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the 22nd day of September, 2008

FORTICELL BIOSCIENCE, INC.
The Company

By:	/s/ Alan W. Schoenbart
Name	Alan W. Schoenbart
Title:	Chief Executive Officer

PAUL ROYALTY FUND, L.P.
(formerly known as Paul Capital
Royalty Acquisition Fund, L.P.)
Seller

By:	Paul Capital Management, LLC, its
General Partner

By:	Paul Capital Advisors, L.L.C.
its Manager

By:	/s/ Lionel Leventhal
Name: Lionel Leventhal
Title: Manager

EXHIBIT A

Form of Seller/Forticell Release

EXHIBIT B

Form of /Forticell/Seller Release

EXHIBIT C

List of U.S. Patents, Patent Registrations and Patent Applications

Patents and Patent Registrations

OrCel® U.S. Patents	Title	Expiration

5282859/Re. 35399	Composite Living Skin Equivalent	02/01/11
6039760	Composite Living Skin Equivalent	02/01/11
6500464B2	Trilayered Collagen Construct	12/28/20
6638709	Processes for Making Cryopreserved Composite Living Constructs	10/28/21

Patent Applications

U.S. Patent Application Serial No. 09/749,226	Filing Date – December 27, 2000

U.S. Patent Application Serial No. 10/032,925	Filing Date – December 26, 2001

U.S. Patent Application Serial No. 10/032,929	Filing Date – December 26, 2001

EXHIBIT D

Form of Patent Security Agreement

EXHIBIT E

Form of Security Agreement

Schedule 5
(i) U.S. Patents and Patent Applications

OrCel® U.S. Patents	Title	Expiration

5282859/Re. 35399	Composite Living Skin Equivalent	02/01/11
6039760	Composite Living Skin Equivalent	02/01/11
6500464B2	Trilayered Collagen Construct	12/28/20
6638709	Processes for Making Cryopreserved Composite Living Constructs	10/28/21

U.S. Patent Application Serial No. 09/749,226	Filing Date – December 27, 2000

U.S. Patent Application Serial No. 10/032,925	Filing Date – December 26, 2001

U.S. Patent Application Serial No. 10/032,929	Filing Date – December 26, 2001

(ii) Trademarks and Trademark Applications

ORCEL, Registration Number 2637146, Registration Date – October 15, 2002

ORCYTE, Serial Number 76330744, Filing Date – October 25, 2001